Exhibit 8.3

[LETTERHEAD OF WHITE & CASE LLP]

September 19, 2006

Danaos Corporation
14 Akti Kondyli
185 45 Piraeus
Greece

Re:	Initial Public Offering of the Common Stock of Danaos Corporation—PFIC Status

Ladies and Gentlemen:

We have acted as special U.S. federal income tax counsel with respect to certain matters in connection with the preparation of the Registration Statement on Form F-1 (the “Registration Statement”) relating to the registered public offering of the common stock of Danaos Corporation (“Danaos”).  This opinion is being delivered in connection with Danaos’ Registration Statement to which this opinion appears as an exhibit.

In rendering this opinion, we have assumed that the representations made to us by Danaos for purposes of this opinion are true, complete and correct.

We have examined the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, administrative interpretations, and judicial precedents, each as in effect and available on the date hereof. If there is any subsequent change in the applicable law or regulations, if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances, the opinion expressed herein may become inapplicable.

September 19, 2006

Subject to the foregoing and the qualifications and limitations stated herein and in the Registration Statement, the statements in the Registration Statement under the heading “United States Federal Income Tax Considerations — PFIC Status and Material U.S. Federal Tax Consequences” and the statements regarding Danaos’ status as a “passive foreign investment company” for U.S. federal income tax purposes for any period, to the extent they constitute matters of U.S. federal income tax law and legal conclusions with respect thereto, are accurate in all material respects, and our opinion set forth in such section is confirmed.

We hereby consent to the filing of this opinion as Exhibit 8.3 to the Registration Statement, and to the references to our firm name therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ White & Case LLP